Exhibit 10.4
APPENDIX A

TRUST AGREEMENTS:
The various trust agreements listed in Schedule 1 to this Appendix A, which include the trusts listed in the Management Agreement referred to below and new trusts added since the adoption of said Management Agreement effective October 27, 2015, are and shall be subject to said Management Agreement. Such list of the various trust agreements subject to said Management Agreement may be amended from time to time.
Pursuant to the Management Agreement between Union Bank and Trust Company and Whitetail Rock Capital Management, LLC dated effective as of October 27, 2015, this Appendix A is accepted this 29th day of July, 2020, and becomes part of said Management Agreement.

Whitetail Rock Capital Management, LLC
By: /s/ Matthew J. Brinkman
Title: Chief Compliance Officer

Union Bank and Trust Company
By: /s/ Nate Wieting
Title: AVP & Trust Officer